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                                                                Exhibit 12.2

                     UGI UTILITIES INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (Thousands of dollars)



                                                                                               Nine
                                                                                               Months
                                                      Year Ended September 30,                 Ended        Year Ended
                                               ----------------------------------------     September 30,   December 31,
                                                 1996              1995         1994           1993            1992
                                               ------------    -----------   ----------   ---------------  -----------
EARNINGS:
Earnings before income taxes                     $  61,717       $  39,759    $  41,244      $  28,009      $  43,054
Interest expense                                    15,921          16,632       16,482         12,664         21,913
Amortization of debt discount and expense              173             206          187            147            250
Interest component of rental expense                 1,838           1,604        1,344            953          1,256
                                                  ---------       ---------    ---------      ---------      ---------
                                                 $  79,649       $  58,201    $  59,257      $  41,773      $  66,473
                                                  =========       =========    =========      =========      =========

COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Interest expense                                 $  15,921       $  16,632    $  16,482      $  12,664      $  21,913
Amortization of debt discount and expense              173             206          187            147            250
Allowance for funds used during
  construction (capitalized interest)                  107              65          136             87             57
Interest component of rental expense                 1,838           1,604        1,344            953          1,256
Preferred stock dividend requirements                2,765           2,778        1,356          2,124          2,613
Adjustment required to state preferred stock
  dividend requirements on a pretax basis            1,685           1,164        1,018          1,589          1,846
                                                  ---------       ---------    ---------      ---------      ---------
                                                 $  22,489       $  22,449    $  20,523      $  17,564      $  27,935
                                                  =========       =========    =========      =========      =========
Ratio of earnings to combined fixed charges
  and preferred stock dividends                       3.54            2.59         2.89           2.38           2.38
                                                  =========       =========    =========      =========      =========